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                                                                    EXHIBIT 99.1



                                             CONTACT:
                                             Jenifer Kirtland
                                             Senior Director, Investor Relations
                                             408/324-7056


                           MAXTOR CORPORATION UPDATES
                         GUIDANCE FOR THIRD QUARTER 2001

MILPITAS, Calif., Sept. 26 /PRNewswire/ -- Maxtor Corporation (NYSE: MXO) today provided an update on the outlook for its financial results for the third quarter ending September 29, 2001. The company currently expects that unit shipments in the third quarter will be approximately 12.0 million. Third quarter revenue is anticipated to be approximately $1.0 billion. The company expects to report a pro forma net loss of between $85 and $95 million, or approximately $(0.36) to $(0.40) per share.

        "Unit shipments to date have been below our expectations, and sales have been weighted toward a weaker product mix than we initially anticipated," said Mike Cannon, president and chief executive officer.

        "Maxtor is committed to accelerating cost reductions and lowering the breakeven point of the company," continued Mr. Cannon. "We remain very optimistic about the future of storage and believe that our broad product line, strong customer relationships and diversified sales channels will ensure that Maxtor remains a strong competitor and an industry leader."

        The company will not be holding a conference call related to this announcement.

About Maxtor

        Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, network storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by providing consistent high-quality products, and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

        This release contains forward-looking statements concerning the company's third quarter results. These statements are based on current expectations and are subject to risks and uncertainties which could materially affect the company's results, including, but not limited to,
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market demand for hard disk drives and server appliances, market acceptance of the company's products, the company's ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, pricing trends, actions by competitors, the ability to successfully integrate Quantum HDD operations and Maxtor, and costs related to the merger. Other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K for fiscal 2000, recent 10-Qs and the recent registration statement on Form S-3 related to the sale of up to
28.3 million shares of Maxtor stock. Maxtor is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.